                     TABLE OF CONTENTS

ARTICLE                                                 PAGE
-------                                                 ----

    I          Purpose of Agreement                       2

   II          Scope of Agreement                         2

  III          Status of Agreement                        3

   IV          Union Security                             3

    V          License and Exams                          4

   VI          Safety and Training                        6

  VII          Equipment                                  8

 VIII          Personal Time Off / Sick Leave Reporting   9

   IX          Leave of Absence                           9

    X          Vacations                                  12

   XI          Holidays                                   15

  XII          Funeral Leave                              17

 XIII          Free Transportation                        17

  XIV          Work Stoppage, Strikes, Picketing and
                  Lockouts                                17

   XV          Representation and Grievance Procedure     17

  XVI          Board of Adjustment                        20

 XVII          Discipline and Discharge                   23

XVIII          Seniority                                  24

  XIX          Jury Duty                                  27

   XX          Savings Clause                             27

  XXI          Health & Welfare Benefits                  27

 XXII          Pensions                                   28

XXIII          Paid-for Time                              29

 XXIV          Duration                                   30

               Schedule A - Wages                         31

               Letter of Agreement                        32

               Health and Welfare and Pension Rates       34

THIS AGREEMENT Is made and entered into this      day of

1998 in accordance with accordance the provisions of Title II of the Railway Labor Act, as amended by "Company," and the INTERNATIONAL BROTHERHOOD OF TEAMSTERS, CHAUFFEURS, WAREHOUSEMEN AND HELPERS OF AMERICA LOCAL NO. 41, hereinafter referred to as the "Union," and representing all employees of the Company employed as over-the-road truck drivers and hostlers as certified by the National Mediation Board on December 13, 1951.


                                ARTICLE I

                           Purpose Of Agreement

     (a) The purpose of this Agreement is, in the mutual interest of the company and the employees, to provide for the operation of the services of the company under methods which will further, to the fullest extent possible, the safety of air transportation, the efficiency of operation, and the continuation of employment under reasonable working conditions. It is recognized by this Agreement to be the duty of the Company and the employees to cooperate fully, both individually and collectively, for these purposes.

     (b) No employee covered by this Agreement will be interfered with, restrained, coerced, or discriminated against by the Company, its officers or agents, because of membership in or lawful activity on behalf of the Union, nor shall either the Company, its Officers, or agents, or the Union, its officers, or agents, discriminate against any employee or member on account of race, color, creed, national origin, sex, religion, handicap, age, or disability. This paragraph (b) reaffirms the long standing mutual practice of both of the parties to this Agreement.

     (c) It is understood that wherever in this Agreement employees or jobs are referred to in the masculine gender, it shall be recognized as referring to both male and female employees.


                                ARTICLE II

                                  Scope

     (a) All work the Company performs that is generally recognized as over-the-road truck driving shall be within the jurisdiction of the international Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of
           America, and is covered by this Agreement.

     (b) This Agreement shall not apply to any over-the-road truck driving operation to be performed, wholly or in part, outside the Continental United States.

     (c) Employees covered by this Agreement shall be governed by all reasonable rules, regulations, and orders previously or hereafter issued by the Company which are not in conflict with the terms and conditions of this Agreement and which have been made available to the affected employees prior to becoming effective. Nothing in these rules and regulations and/or this Agreement shall be construed to limit or deny to any employee herein covered an rights or privileges to which he may be entitled under the provisions of the Railway Labor Act, as amended, or to deny him recourse to any action he might have pursuant to any other applicable Federal statute.



                               ARTICLE III

                           Status of Agreement

This Agreement constitutes the total agreement between the Company and the Union affecting the class and craft of employees covered herein. The Union specifically recognizes and agrees that no past, current or future practice shall be construed or argued to in any way bind the Company or restrict any of its rights under this Agreement. This Agreement expressly supersedes any prior collective bargaining agreements, amendments, Agreements in Principal, and letters of agreement between the Company and the Union.

                                ARTICLE IV

                              Union Security


     (a) The Employer recognizes and acknowledges that the Union is the exclusive representative of all employees in the classification of work covered by this Agreement for the purposes of the Railway Labor Act, as amended, as certified by the National Mediation Board on December 13, 1951.

     (b) All present employees who are members of the Union on the effective date of this Agreement shall remain members of the Union in good standing as a condition of employment. All present employees who are not members of the Union and all employees who are hired hereafter shall become and remain members in good standing of the Union as a condition of employment on or after the 31st day following the beginning of their employment or on and after the 31st day following the effective date of this Agreement, whichever is the later.




     (c) When the Employer needs additional men, it shall notify and give the Union equal opportunity with all other sources to provide suitable applicants, but the Employer shall not be required to hire those referred by the Union.


                                ARTICLE V

                         Licenses and Examination

     (a) All employees shall be required to comply with all applicable federal and state licensing and examination requirements.

     (b) In the event an employee receives a traffic citation for a moving violation which would contribute to a suspension or revocation, or suffers a suspension or revocation of his right to drive the Employer's equipment for any reason, he must promptly notify the Company in writing. Failure to so notify the Company will subject the employee to disciplinary action up to and including discharge. If such license suspension or revocation comes as a result of the employee complying with the Company's instruction which results in a succession of size and weight penalties, or because he complied with the Company's instruction to drive Company equipment which is in violation of D.O.T. regulations relating to equipment, or because the Company's equipment did not have either a speedometer or a tachometer in proper working order, and if the employee has notified the Company of the citation for such violation as above mentioned, the Company shall provide employment for such suspension for the entire period thereof.

     (c) It shall be the Company's right to determine the physical and mental requirements of any job covered by this Agreement. Further, the Company shall have the right to determine whether an individual employee's physical and mental conditions meet the physical and mental requirement of is job. Employees entering the service of the Company shall be required to undergo a physical examination. All regular and probationary employees shall be required to undergo annual physical examinations. However, if the Company determines such is necessary, an employee may be required to undergo more frequent physical or mental examinations to determine whether the employee continues to be qualified to perform his job.

           (1) The costs incurred for such examinations shall be borne by the Company.

           (2) The Company shall notify each employee by letter dated on or about the employees birthday that the employee is required to undergo an annual D.O.T. physical examination and shall further inform the employees as to the identity and location of the medical examiner. It shall be the employee's responsibility to make the necessary appointment and to undergo such physical within fourteen days following his birthday.


                (a)  The employee shall not be required or
                     permitted to schedule such physical
                     examination during his working hours.

                (b) The Company shall pay the employee, at this regular hourly rate, only for time spent at the place of examination in excess of two hours.

     (3) At any time the Company suspects that an employee may not be physically or mentally qualified to perform his job or that an employee jeopardizes the safety of the Company's operations, the employee may be required to undergo a physical or mental examination to determine his fitness for duty.

           (a) Such examination shall be scheduled by the Company and shall take place within two working days from the time that the decision is made by the Company to require such an examination, and the employee shall be promptly notified of the time and location of the examination.

           (b) The employee shall be paid at his regular hourly rate for all time incurred at the place of the examination.

           (c) If, as a result of the Company's having required the employee to undergo such an examination, the employee is held out of service and after such examination the Company determines that the employee was physically and mentally capable of performing his duties and did not jeopardize the safety of the Company's operations at the time he was held out, the Company shall be responsible for any wages the employee would have earned during the period in which he was held out of service.

     (4) If the Company's doctor's findings as to the employee's physical or mental condition are contested by the employee's doctor, then the dispute as to the employee's physical or mental condition and fitness for duty shall be submitted for resolution to an impartial third party medical doctor. The decision of the impartial third party doctor as to the employee's physical and/or mental condition and fitness for duty shall be final. The Company shall then determine, based upon the findings of the impartial third party doctor, whether the employee meets the requirements of his job. If it is determined at this time or subsequently through the grievance procedure that the Company has improperly held the employee out of service, the employee shall be entitled to back wages for such period as he was not permitted to work and was physically and mentally able to do so.

     (5) The physical or mental examinations referred to above shall take place in the Kansas City Metropolitan Area unless the Company and the employee agree otherwise


                               ARTICLE VI

                          Safety and Training

     (a) The Company agrees to maintain safe, sanitary and healthful conditions and to provide proper first aid and safety equipment on all trucks.

           (1) No employee will be required to engage in any activity involving known dangerous conditions of work or danger to person or property or in violation of any applicable statute or court order, or in knowing violation of a government regulation relating to safety of person or equipment. The term "dangerous conditions of work" shall not relate to the type of cargo which is hauled or handled.

           (2) Employees shall not be required to operate any equipment on the public streets or highways that is not in a safe operating condition, including but not limited to equipment which is acknowledged to be overweight or which is not equipped with the safety appliances prescribed by law, except as is provided in paragraph (b) below.

                (a) It shall not be a violation of this Agreement if an employee refuses to operate equipment he reasonably believes to be in an unsafe operating condition or not properly equipped with the safety appliances condition unless such refusal is later determined to have been unjustified.

                (b) All equipment which is refused because it is believed to be in an unsafe prescribed by law shall be appropriately tagged so that it cannot be used by any other driver on the public streets or highways, but for transfer to the local maintenance station, until the reason for the refusal has been corrected or the refusal has been determined to be unwarranted.

     (b) All employees are required to abide by all safety requirements imposed by the Company and the Company's equipment leasing agent. Further, all employees are require to comply with all applicable federal, state and local statutes, ordinances and regulations affecting the operation of motor vehicles, safety and health.

                (1)  Any employee directed by the Company to
                     perform his job in a manner which would
                     violate this paragraph shall not be subject to discipline for complying with such directive.

                (2) Employee are required to utilize the seat belts and safety harnesses provided at all times while their vehicle is in motion.

     (c) Any employee involved in an incident or accident which results in damage to the Company equipment or other property shall immediately, where possible, report to a dispatcher or supervisor on duty at the home terminal and also where applicable to the local supervisor on duty upon the employees arrival at the next Company station.

                (1) When directed by the Company, the employee shall complete all forms provided by the Company regarding the incident or accident and shall provide all information known to the employee that may be requested.

                (2)  Employees shall be responsible for the
                     completion of any accident, injury or damage report required of driver of a motor vehicle by any state or local authority as a result of an incident or accident involving Company vehicles or equipment and further shall be responsible for informing the Company that such a report was required and completed. Where possible the employee shall request a copy of such report be mailed to the Company.

                (3) Where an employee has been involved in an incident or accident resulting in damage to persons or property, he shall at that time make all reasonable attempts to ascertain as much information regarding such incident or accident as possible as directed by the work rules and policies of the Company.

     (d) Drivers shall immediately following the end of a trip complete a vehicle condition report as provided by the Company. A copy of such report shall be given to the Company, and a copy shall remain in the vehicle for inspection by the next driver operating such unit.

     (e) Each employee shall complete training regarding the operation of the Company's equipment as may be required by the Company or the Company's equipment leasing agent, prior to the operation by that employee of such equipment. Refusal by an employee to complete either first-time training or recurrent training regarding the operation of the Company's equipment as he may from time to time be directed to undergo shall result in that employee being suspended from duty until such time as he has successfully completed such training.

                               ARTICLE VII

                                Equipment

     (a) The Company shall provide equipment in compliance with the current U.S. D.O.T. Federal Motor Carrier Safety
           Regulations.

           (1)  All equipment shall be marked for height.

           (2) No employee shall be required to drive a tractor designed with the cab under the trailer.

           (3) The suspension system and shock absorbers of the vehicle shall be provided and maintained as recommended by the manufacturer of the equipment.

           (4) Any violation of the above, including maintenance of existing equipment shall not be cause for refusal of that equipment unless the refusal is based upon an equipment defect directly and reasonably related to safety.


     (b) In the event of equipment failure which either renders the vehicle inoperable or jeopardizes the continued safety of the operation, the driver shall immediately notify the dispatcher or supervisor on duty at the home terminal, and further shall immediately notify the Company's equipment leasing agent of such equipment failure, who each shall instruct the employees as to the procedures to be followed with regard to the cargo being hauled and the repair of the equipment.

     (c) The mechanical failure of the heating or air conditioning equipment shall not be the basis for an employees refusal to continue a trip. In the event of a mechanical failure of the heating or air conditioning equipment, the driver shall notify the Company and the Company's equipment leasing agent of such failure. It shall be the Company's right to determine whether the trip is to continue. This determination is to be made based upon economic considerations, existing climatic conditions, driver comfort and safety of the continued operation of the equipment. The foregoing provision shall not abrogate the employee's rights under Article VI(a)(2)(a) of the Agreement.

                               ARTICLE VIII

                 Personal Time Off / Sick Leave Reporting

     (a) Employees shall be granted five (5) personal days off without pay to be taken each contract year. Employees hired during any contract year will receive 1 day of personal time off without pay for each 3 months of service and thereafter granted 5 days in any subsequent contract year. All requests for personal time off must be submitted with a minimum of twelve (12) hours advance notice and must be approved by the Company. No carryover of personal time off to a subsequent contract year will be permitted.

     (b) It is the responsibility of any employee who is unable to work because of sickness or injury to immediately report such inability to work and the reason therefore to the dispatcher or supervisor on duty at the home station, and further to continue to apprise the Company of his condition and any changes which might affect his return to work.

     (c) The employees covered by this Agreement, and the Union, recognize an obligation to be truthful and honest and to prevent unnecessary absences and other abuses of sick leave.


                                ARTICLE IX

                            Leaves of Absence

     (a) An employee hereunder shall, upon proper written application and approval from both the Company and the union, be granted a leave of absence in writing for a period not in excess of ninety (90) days.

           (1) An employee granted a leave of absence shall retain and continue to accrue seniority.

           (2) Leaves of absence may be extended for additional ninety (90) day periods upon further written application to and permission from both the Company and the Union, except as provided below.

           (3) Notwithstanding the ninety (go) day limitation stated above, Where special circumstances dictate that such is reasonable and necessary, a leave of absence may be extended for longer periods. It shall be the employee's responsibility to request extensions, where required, of his leave of absence in writing to the Company and the Union.

           (4) An employee returning from an authorized leave of absence, other than a medical leave of absence, must give notice of return in writing to the Company and to the Union at least ten days prior to his anticipated date of return.

           (5) All employees returning from an authorized leave of absence shall be placed on the board until such time as the next bid occurs.

           (6) Personal leaves of absence for reasons other than as set forth in paragraphs (b), (c), and (d) below shall be granted only when the requirements of service permit.

     (b) All employees requesting a medical leave of absence due to personal illness or injury, or industrial injury, shall make application for such upon forms to be provided by the Company. This application must be accompanied by a physician's statement regarding the employee's condition, and shall be submitted as soon as is practically possible after the need for such medical leave of absence arises.

           (1) In no case shall a medical leave of absence be extended to exceed three (3) years.

           (2) Twenty-five (25) days prior to the expiration of a medical leave of absence or any extension of such leave, the Company will send a written notice to the employee advising him that he must give notice of intent to return per paragraph (a)(4) above or request an extension of such leave per paragraph
                (a)(3) above.

           (3) Any employee requesting to return to work from a medical leave of absence or who is requesting a medical leave of absence or an extension of a medical leave of absence may be required to provide a physicians report setting forth a complete and detailed statement as to the employees physical or mental condition, including a diagnosis and prognosis of such condition.

                (a) The Company shall have the right to determine whether the employee's physical or mental condition meets the requirements of his job.

                (b) The Company may require such an employee to undergo an independent medical examination by a qualified physician selected by the company.

                (c) In the event the employees doctor and the Company's doctor disagree as to the employees physical or mental condition, then the dispute as to the employees physical or mental condition shall be submitted to an impartial third party medical doctor in accordance with the provisions of Article V(c)(4).

                (d) An employee' who is denied a medical leave of absence by the Company and either fails within seven (7) days to, in writing, request a third party doctor's examination pursuant to Article V(c)(4), or who is denied a third party doctor's examination due to a lack of a dispute regarding his physical or mental condition, or who is examined by the third party doctor pursuant to
                     Article V(C)(4) and based upon that doctor's findings as to the employee's physical or mental condition is determined by the Company to be able to perform his job duties, and who then refuses to report to work shall be terminated.

     (c) Employees accepting full-time employment with the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America or its Local No. 41, as an officer, a financial secretary or business agent shall be granted an indefinite leave of absence by the Company for the period so employed as long as this Union remains the exclusive bargaining agency of the employees covered by this Agreement.

     (d) An employee elected to a state or national public office in which the duties of that office require a leave of absence from the employment of the Company shall be granted such a leave of absence for the term of that elective office, but not to exceed the duration of this Agreement.

     (e) Nothing herein shall impair any rights that an employee may have under federal statute or regulation arising as a result of his employment with the Company having been voluntarily or involuntarily interrupted by active military duty, by reserve training activities, or by reporting for examinations to determine his fitness for military service. An employee on a leave of absence from the Company due to a military obligation shall be required to make application for return to work within ninety (90) days following his discharge or release from such military obligation or shall forfeit all seniority rights and his name will be stricken from the seniority roster. In case of temporary or partial disability which makes it impossible for the employee to return to work within ninety (90) days after his discharge or release from military duty, special arrangements will be made by the Company and the Union for a proper extension of time.

     (f)  Excepting as provided in paragraphs (c), (d), and
          (e) above, an employee while on leave of absence engaging in gainful employment either for himself or another without prior written permission from both the Company and the Union shall forfeit his seniority rights and his name will be stricken from the seniority roster.

                                ARTICLE X

                                 Vacation

(a) Employees shall be eligible for annual paid vacations in accordance with the number of days of vacation leave earned and accrued in the prior calendar year as set forth below:



     Months of Active
     Service Prior                 Years Of Active Service
     to January 1                  Completed Prior to January 1
     ------------                  ----------------------------

                       Less                                                        20 and
                       Than 2          2-10          10-15          15-20          Over
                       ------          ----          -----          -----          ----
           1              0              1              1              2              2
           2              1              2              3              4              5
           3              1              3              4              6              7
           4              2              4              6              8             10
           5              2              5              7             10             12
           6              3              6              9             12             15
           7              3              7             10             14             17
           8              4              8             12             16             20
           9              4              9             13             18             22
          10              5             10             15             20             25
          11              5             11             16             22             27
          12              6             12             18             24             30

                  For Those Employees Hired After April 1, 1998
                  ---------------------------------------------
    Months of Active
    Service Prior                     Years of Active Service
    to January 1                      Completed Prior to January 1
    ------------                      ----------------------------

                       Less                                         16 and
                       Than 2          2-10          10-15          Over
                       ------          ----          -----          ----
           1              0              1              2              2
           2              0              2              3              4
           3              1              3              4              6
           4              1              4              6              8
           5              2              4              6              8
           6              2              5              8             10
           7              3              6              9             12
           8              3              7             11             14
           9              4              8             12             16
          10              4              9             14             18
          11              5              9             14             18
          12              5             10             15             20


     (1) Active service shall not include the time that an employee is laid off from the service of the Company or on a leave of absence excluding a military leave.

     (2) An employee who has been in the active service of the Company for fifteen (15) days in a month shall, for the purposes of accruing vacation leave, be considered to have worked in the service of the Company for the entire month.

     (3) An employee must have completed at least sick (6) months of active service with the Company before he will be eligible to use vacation days earned and accrued from the prior year.

     (4) An employee recalled from layoff or returning from a leave of absence will accrue vacation leave from the date of return to service in accordance with paragraph (a) above, which vacation leave may be taken in the next calendar year.

     (5) Notwithstanding anything to the contrary above, an employee who works less than sixty percent (60%) of the total working days in a calendar year shall neither earn nor accrue vacation leave days in that year.

     (6) Vacation leave is not cumulative and must be taken during the calendar year following the calendar year in which the vacation leave was earned or it is forfeited unless an employee has received a written request from the Company to forego his vacation during that year.

     (b) For the purposes of this article, six (6) days accrued vacation leave shall constitute one (1) week's vacation. On or before November 1, a list or calendar indicating the periods open for vacation bidding and the number of employees who will be allowed to bid and take each such period shall be posted on the drivers' bulletin board in Kansas City.

           (1)  Vacation selection shall be by seniority.

           (2) The November 1 posting will advise employees that they will be contacted for vacation selection between November 5 and November 20. Employees must be prepared to make their vacation selection when contacted. Reasonable provisions shall be made by the Company to secure the selections of employees who will be absent or on vacation from November 1 to November 20. Vacation selection lists shall be posted by December 10.

           (3) The vacation week for which an employee shall be off the board shall be seven (7) days, and the employee's accrued vacation leave bank shall be reduced by six (6) days for this vacation period.

                (a) Employees shall select their vacation period in seven (7) day continuous blocks, providing the employee has a minimum of six (6) days accrued vacation leave. An employee with less than six
                      (6) days accrued vacation leave shall take all such vacation days in one consecutive block.

                (b) An employee who does not elect to make a vacation selection which exhausts his accrued vacation leave bank will be allowed to utilize the remainder of his accrued vacation leave days by seniority as the needs of service permit, throughout the calendar year. Such vacation leave shall be utilized in six (6) or more consecutive day blocks, unless the employee has less than six (6) days accrued vacation leave which shall be taken in one consecutive block.

     (c) Vacation pay shall be computed by dividing the employee's earning for the prior calendar year by fifty-two (52) to determine compensation for one week's (six (6) days) vacation pay. Vacation pay for less than a one week (six (6) day) period shall be computed by dividing the employee's one-week vacation pay by six (6) to determine the employee's daily vacation rate of pay and multiplying by the number of vacation days to be taken.

           (1) In the case of an employee who has been out of work because of proven illness or injury resulting in inability to work for a cumulative period of time of twenty-eight (28) days or more, such employee's one week vacation pay shall be calculated by dividing the employee's annual earnings for the prior calendar year by fifty-two (52), less the number of weeks of proven illness as outlined herein.
                However, periods of injury or illness of less than seven (7) days duration shall not count towards the twenty-eight (28) days threshold set forth above.

           (2) An employee, upon giving reasonable notice of not less than two weeks to the Company shall be given his vacation pay prior to commencing his vacation.

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


           (3) An employee with fifteen (15) years or more active service with the Company prior to January 1 shall have the option of receiving vacation leave compensation and working in lieu of taking his fourth and/or fifth (where applicable) week(s) of vacation leave. An employee who so elects to receive vacation leave compensation and work in lieu of taking his fourth and/or fifth week(s) of vacation must, in order to receive such compensation, notify the Company in writing at least two (2) weeks in advance of the regular payday on which he wants to receive the vacation leave pay that he has made such an election, provided, however, that in no case shall an employee who elects to receive vacation leave compensation in lieu of taking his fourth an/or fifth week(s) of vacation be paid such compensation prior to the time at which he is paid for his first vacation selection. The employee's accrued vacation leave shall be reduced by the number of vacation leave days for which the employee receives compensation.

           (4) In case of the death of an employee, any vacation pay allowance due him shall be paid to the executor or administrator of his estate, or his legal heir.

           (5) An employee who is discharged, resigns or is laid off, shall be paid for the unused vacation leave accrued and due him based upon the number of months worked in the preceding year, in accordance with paragraph (a) above.

           (6) With regard to the vacation leave accrued for those months worked in the current calendar year, an employee who is separated, including layoff, from the service of the Company, shall be paid for such vacation leave accrued unless he is discharged or resigns without giving at least two (2) calendar weeks written notice to the Company.

     (d) For those employees hired after April 1, 1998, the number six (6) is changed to five (5) wherever it appears in paragraphs (b) and (c) in this Article.



                                ARTICLE XI

                                 Holidays

     (a) Employees eligible for holiday pay shall observe the following holidays regardless of the day of the week on which such holiday falls: New Year's Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Christmas, the Employee's Birthday, and a personal holiday. Employees hired after April 1, 1998 will not be eligible for the personal holiday.

           (1) Holiday pay shall consist of eight (8) hours pay at the straight time rate of pay.

           (2) Employees required to work on a holiday shall, in addition to any monies the employee may earn on such holiday, be paid twelve (12) hours pay at the straight time rate of pay.

     (b)   (1)  In order to qualify for holiday pay, an employee
                must, if requested, work the day immediately preceding and immediately following the holiday unless the

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

                employee has exhausted his available hours of work or is unable to work on account of proven illness, or such absence is mutually agreed to by the employee and the Company prior to the holiday.

           (2) An employee who has not completed his probationary period is not eligible for holiday pay for holidays falling within such probationary period.

           (3) If a holiday falls within an employee's regularly scheduled vacation period he shall receive pay for such holiday in addition to his vacation pay. An employee shall not be eligible to work a holiday falling within his vacation period.

           (4) Employees are entitled to holiday pay if the holiday falls within the first thirty (30) days of absence due to illness or non-occupational injury, or within the first six (6) months of absence due to occupational injury, or during periods of permissible absence for union business.

           (5) An employee shall not be eligible for holiday pay for any holiday unless he is on the active payroll on the day in which the holiday falls.

     (c) In the event an employee's birthday falls on February 29th, the employee shall observe March 1st as his birthday
           holiday.   If an employees birthday falls on another of
           the holiday specified in paragraph (a) above, the next following day shall be considered as such other holiday for that employee.

     (d) The date of an employee's personal holiday will be established by the employee submitting a written request to the dispatcher at least seven (7) days prior to the date the employee desires to designate as his personal holiday.

           (1) In the event two or more employees properly request the same date to be designated as their personal holiday, the employee(s) with the most seniority will be granted the day as their personal holiday as the needs of service permit.

           (2) On the day granted as the employee's personal holiday, he shall be taken off the board unless the needs of service require the employee to work that day.

           (3) If the employee is subsequently required to work on the day that he requested and was granted as his personal holiday, the employee shall have the option to take holiday pay as provided in paragraph (a)(2) above in addition to the monies he earns for working that day, or he may choose to postpone his personal holiday to another day.

           (4) The employee must take his personal holiday in the current calendar year, or it is waived.

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                              ARTICLE XXX

                             Funeral Leave

In the event of a death in an employees family (father, mother, wife, husband, brother, sister, son or daughter), the employee shall be entitled to eight (a) hours pay at the straight time rate of pay for up to three (3) days to attend the funeral.



                              ARTICLE XIII

                          Free Transportation

Employees covered by this Agreement will be afforded free and reduced fare transportation as established by Company policy and stated in the Company's Management Policy and Procedure Manual, which from time to time may be amended by the company at its discretion.


                              ARTICLE XIII

             Work Stoppage, Strikes, Picketing and Lockouts

The Company will not lock out any employee covered hereby and the union will not authorize or take part in any work stoppage, or picketing of Company premises during the life of this Agreement until the procedures for settling disputes involving employees covered by this Agreement and as provided by the Railway Labor Act have been exhausted. The company reserves the right to discipline, including discharge any employee taking part or involved in any violation of this provision of the Agreement.

                               ARTICLE XV

(a)  Representation

     (1) the Company recognizes the right of the Union to designate stewards and alternates form the Company's seniority list. The authority of the stewards and alternates so designated shall be limited to and shall not exceed the following duties and activities:

           (a) The investigation and presentation of complaints, disputes and grievances below the Step 2 level in accordance with the provisions of this Agreement;

           (b) The transmission of such messages and information which shall originate with and are authorized by the local Union or its officers, provided such messages and information.

                (1)  have been reduced to writing; or,

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


                (2) if not reduced to waiting are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle good, or any other interference with the employer's business.

           (c) Settling grievances or disputes not involving changes in policy or the intent and purposes of this agreement.

     (2) The steward, or alternate when acting in the place of the steward, shall be allowed reasonable access and availability to all work areas and documents not of a confidential nature reasonably necessary to investigate, process and present complaints, disputes and grievances and in conducting his business shall do so in a proper, efficient and expedient manner. In so doing he will contact appropriate management personnel.

     (3) The Union will be further represented by the local Union's designated Business Agent for dealing with regional or general officials of the Company. The Business Agent shall, after first notifying the Company official in charge, be permitted to enter the facilities of the Company for the purpose of representing employees covered by this Agreement. The Union shall, at all times, keep the Company advised through written notice of any change of authorized representative.

     (b)   Procedure

           The Company and the Union will make every effort to keep to a minimum the actual time spent in disposing of grievances, disputes and complaints. The procedure for presentation and adjustment of disputes, complaints, or grievances that may arise between the Company and the Union with reference to interpretation or application of any provision of this Agreement shall be:

           (1)  Step 1

                Any employee having a complaint or grievance in connection with the terms of employment, application of this Agreement, or working condition, will first discuss the matter with his immediate supervisor.
                If unable to secure satisfactory adjustment in this manner, the employee may present his complaint or grievance in writing to the steward who in turn will, if in his opinion the complaint is justified, present the written grievance to the Company's designated representative. Subject to operational requirement, a hearing, where necessary, shall be convened for the purpose of rendering a decision in the matter. A decision in writing shall be rendered not later than seven (7) days following the Company's receipt of the written grievance.

           (2)  Step 2

                (a) If the decision in Step 1 is not satisfactory, the union's Business Agent may refer the matter to the Company's designated Staff Vice President , or his designee. The notice of intent to appeal the matter to Step 2 must be made in writing within fourteen (14) days after the Step 1 decision.

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


                     Within forty-five (45) days after the Step 2 appeal date, the Staff Vice President or his designee will meet with the Union's Business Agent and endeavor to reach a settlement of the issues involved in the matter appealed. If unable to resolve the issues, the Company shall issue a written decision setting forth its position on the issue(s). In no event is such written decision to be issued later than seven (7) days.

                (b) If the decision in Step 2 is not satisfactory to the Union, the matter may be referred by the Union's Business Agent to the Board of Adjustment.

     (c) Individual grievances must be filed promptly after the cause giving rise to the grievance is evident, and no individual grievance will be valid if not filed within thirty (30) days of the date the employee knew or could reasonably be expected to have known of the grievance.

     (d)   It is understood that either or both the local
           Union President or his authorized representative and the Director of Labor Relations, Ground or his authorized representative may intervene and participate in the handling of a grievance or dispute at any level of the grievance procedure.

     (e) Notwithstanding anything to the contrary above, the parties may by mutual agreement extend the time limits set forth herein.

           The Company and the Union will make every effort to keep to a minimum the actual time spent in disposing of grievances,, disputes and complaints. The procedure for presentation an adjustment of disputes, complaints, or grievances that may arise between the company and the Union with reference to interpretation or application of any provision of this Agreement shall be:









                               ARTICLE XVI

                           Board Of Adjustment


     (a) In compliance with Section 204, Title II, Of the Railway Labor Act, as amended, there is hereby established a System Board of Adjustment for the purpose of adjusting and deciding disputes or grievances which may arise under the terms of this Agreement and which are properly submitted to it after exhausting the procedures for settling disputes, as set forth under Article XV. Such Board shall be known as the Trans World Airlines, Inc. Over-the-Road Truck Drivers Board of Adjustment.

           (1) The Board of Adjustment shall consist of three (3) members: one (1) appointed by the Company; one (1) appointed by the Union; and a neutral arbitrator to be appointed by the National Mediation Board at the joint request of the parties. The Company and the Union shall keep each other apprised of their respective current appointees to the Board.

           (2) There shall be a Secretary to the Board who shall be responsible for the administration of the Board of Adjustment, including but not limited to written notices to the Board members and to the parties to the dispute in connection with the scheduling of Board matters, and communications with the National Mediation Board regarding the appointment of neutral arbitrators. The appointment of the individual to act as Secretary to the Board shall alternate January 1st of each year between the Company and the Union with the Union appointing such individual in even years and the Company appointing such individual in odd years.

                (a) The neutral arbitrator shall be designated as chairman of the Board of Adjustment and shall preside at meetings and hearings of the Board. It shall be the responsibility of the Chairman to guide the Parties in the Presentation of testimony, exhibits, and arguments at hearings to the end that a fair, prompt and orderly hearing of the dispute is afforded.

                (b)  If either party objects to the neutral
                     arbitrator appointed by the National Mediation Board, then the Secretary shall request that the National Mediation Board submit a list of five (5) arbitrators. The parties shall, commencing in alternate turns from case to case alternately strike a name from the list and the remaining name shall be the neutral arbitrator for the case. The compensation, travel expenses and other expenses of the neutral arbitrator in carrying out his duties as chairman shall be borne equally by the company and the Union.

     (b) The Board shall have Jurisdiction over disputes between any employee covered by this Agreement and the Company growing out of grievances, interpretation or application of any of the terms of this Agreement and the discipline or discharge of employees who have completed their probationary period. The jurisdiction of the Board shall not extend to proposed changes in hours of employment, basic rates of compensation, or working conditions covered by this Agreement or any amendment hereto.

           (1) The Board shall consider any dispute properly submitted to it by the President of the Union or his authorized representative, or by the Company's designated Staff Vice President or his authorized representative, when such dispute has not been previously settled in accordance with the terms provided for in this Agreement, provided that the Notice of Dispute is filed with the Company and the Union members of the Board, with copy to the Company or Union as may be appropriate, within forty-five
                (45) days after the decision in the last step of the grievance procedure. The date of the Notice shall determine the order for considering cases, excepting discharge, unless the parties mutually agree otherwise.

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


           (2) Unless the Company and the Union agree upon a combination of cases to be presented to an arbitrator, each case presented to the Board shall be treated as a separate case, except those grievances involving more than one (1) employee or incident concerning an alleged violation with similar facts and circumstances shall be treated as one case.

     (c) The Board shall meet in Kansas City, Missouri, unless a different place of meeting is agreed upon by the Company and the Union.

           In the event either of the parties is of the opinion that a Board of Adjustment hearing should be held at a site other than Kansas City, such party will notify the other party and if both parties agree, the Board hearing will be conducted at the site agreed upon. Should the parties fail so to agree, then the party desiring the change of site shall put the determination of the site to the arbitrator selected to hear the case, setting forth that party's reasons, in writing, for requesting the change with a copy to the other party who will be afforded an opportunity to oppose such change, setting forth his reasons in writing. The arbitrator's decision as to such site shall be final.

     (d)   Procedure

           (1) The Notice of Dispute referred to the Board shall be addressed in writing by the grieving party to the Company member and the Union member jointly and shall include:

                (a)  The question or questions at issue

                (b)  Statement of facts

                (c)  Position of appealing party

                (d)  Position of other party

                A copy of a Notice of Dispute shall be served upon the other party and the Secretary to the Board.

           (2) Unless otherwise agreed, within fourteen (14) days following receipt of a Notice of Dispute, the Secretary to the Board shall in writing, accompanied by a copy of the Notice of Dispute, request that the National Mediation Board appoint a neutral arbitrator to sit with the Board as Chairman to hear and resolve the dispute, and shall advise the parties when such appointment has been made. A copy of the Notice of Dispute shall be forwarded by the Secretary to the Board to the Neutral Referee who has been appointed to serve in the matter. All subsequent documents filed with the Board shall be addressed and sent to all three members, with copy to the other party or parties.

           (3) The Secretary to the Board shall confer with the parties and Board members to set a mutually convenient date for the hearing- The Company and Union shall make every effort to schedule cases as soon as possible following notification that a neutral arbitrator has been appointed to hear a particular grievance.

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


           (4) The hearing shall consist of the presentation of oral testimony and exhibits with the Party having the burden of proof presenting its evidence first, and each party having the opportunity to rebut the other's evidence. The parties shall have the option of presenting closing oral arguments, written briefs, including reply briefs, or both. However, if neither party nor the chairman desire a hearing, such hearing shall be waived.

           (a) Employees covered by this Agreement shall be represented at the Board of Adjustment by the Union Business Agent. The Company shall be represented at the Board. of Adjustment by the designee of the appropriate Staff Vice President for Materials Management. Each shall have the authority to settle grievances prior to the rendering of a decision by the Board of Adjustment and such settlement shall be binding on all parties.

           (b) Immediately following the conclusion of the presentation of all evidence and oral arguments, the Board shall convene in Executive Session, unless it mutually agrees otherwise. The neutral arbitrator shall within fourteen (14) days thereafter, or fourteen (14) days following the receipt of all written briefs in the matter, whichever is later, issue a draft written award to the Board members.
                If either Board member requests that a further Executive Session be held, such shall take place at the earliest convenient time. Such Executive Session may occur by telephone conference. After the conclusion of this Executive Session, if held, or if within fourteen (14) days following receipt of the neutral arbitrator draft award, neither the Company nor Union Board member requests an Executive Session to discuss the draft award, (excepting changes mutually agreeable to the parties of a minor nature) the neutral arbitrator shall reissue his draft award as a final award representing the majority decision of the Board. The decision of the majority of the Board in all cases properly referred to it shall be final and binding upon the parties.

           (5) Each of the parties will assume the compensation, travel expense and other expenses of the Board member selected by it and the witnesses called or summoned by it. Witnesses who are employees of the Company shall receive positive free transportation over the lines of the Company from the point of assignment to the point at which they must appear as witnesses and return, to the extent permitted by law.

           (6) The company and the Union members, acting jointly, shall have the authority to incur such other expenses as in their judgment may be deemed necessary for the proper conduct of the business of the Board, and such expenses shall be borne one-half by each of the parties hereto. Board members who are employees of the Company shall be granted necessary leave of absence for the performance of their duties as Board members. Board members and the Union Business Agent shall be furnished positive free transportation over the lines of the Company for the purpose of attending meetings of the Board, to the extent permitted by law.

           (7) It is understood and agreed that each and every Board member shall be free to discharge his duty in an independent manner, without fear that his individual

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                relations with the Company or with the Union may be
                affected in any manner by any action taken by him in good faith in his capacity as a Board member.



     (e) The time limits set forth in this Article may be extended by mutual agreement of the Company and the Union.

     (f) Nothing herein shall be construed to limit, restrict, or abridge the rights or privileges accorded either to the employees or to the Company or to their duly accredited representatives, under the provisions of the Railway Labor Act, as amended.


                               ARTICLE XVII

                         Discipline and Discharge

     (a) The Union recognizes the right of the Company and its supervisors to manage and supervise the work force of employees, individually or collectively in the normal course of work. In assessing discipline, the Company will consider the gravity of the offense, seniority and the work record of the employee involved.

     (b) In meetings for the purpose of investigation of any matter which may eventuate in the application of discipline or discharge, an employee will be entitled to Union representation, if he so desires.

     (c) No employee who has been in the service of the Company ninety (90) days or more shall be discharged without having first been afforded the opportunity of a hearing in the presence of a duly authorized Union representative before a designated representative of the Company other than the one bringing the complaint against the employee.

           (1) An employee who has been charged with an offense which may result in his discharge shall be notified in writing, with a copy to his union representative, of the precise charge or charges preferred against him, together with the date, time and location of the discharge hearing. When an employee has been suspended pending the discharge hearing, the Company shall notify such employee and/or his Union representative in writing as to the foregoing within three (3) days from the date of his suspension. The discharge hearing shall take place no later than seven (7) days following the date of the aforestated notification, unless the parties agree otherwise.

           (2) Prior to the discharge hearing, the employee and his Union representative shall be given a reasonable opportunity to secure the presence of necessary witnesses.

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



           (3) The discharge hearing officer shall write and mail his decision regarding the employees discharge or lesser discipline no later than five (5) days after the close of the discharge hearing.

           (4) If the decision of the discharge hearing officer is not satisfactory, then appeal may be made in accordance with the procedures described in Article XV(b)(2). Step 2.
                          ------

     (d) If an employee is suspended while away from his home terminal, he shall be provided transportation to return to his home terminal.

     (e) The company will not discriminate against any witness called to testify or who otherwise offers evidence at any hearing or investigation under this Article.



                              ARTICLE XVIII

                                Seniority

     (a) Seniority rights for employees shall prevail. Seniority shall be defined as the length of time that an employee is in the service of the Company, active or inactive, in a position covered by this Agreement.

     (b) An individual who has not been in the active employ of the Company in a position covered by this Agreement for more than ninety (90) consecutive days will be considered a probationary employee. There shall be no responsibility on the part of the company or the Union for re-employment of probationary employees if they are laid off or discharged during this period. An employee separated for any reason from the employ of the Company during his ninety (90) day probationary period shall be considered to have accrued no seniority. If he is retained after his probationary period, the employee's name shall be placed on the seniority list as of his date of hire.

     (c) An employee who leaves the classification of work covered by this Agreement but remains in the employ of the Company in some other capacity shall retain but no longer accrue seniority under this Agreement. In the event such an employee returns to the classification covered by this Agreement he shall displace only the least senior employee, seniority permitting, and shall assume that employee's position until the next bid occurs. Such a displacement shall not in and of itself cause a bid to occur.

     (d) An employee shall lose his seniority and his name will be removed from the Company seniority roster if:

           (1)  He quits or resigns.

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



           (2)  He is discharged for just cause.

           (3) He fails to respond to an offer of recall from the Company, in writing or by telegram, within seven (7) days after the date of the notice offering to re-employ him after a layoff, unless satisfactory reason is given, or if having notified the Company in writing or by telegram that he will accept recall, he does not in fact return to work on the date assigned.

           (4) He engages in gainful employment while on leave of absence in violation of Article IX(f).

           (5) He fails to return to work at the end of an authorized leave of absence, unless satisfactory reason is given.

           (6) While on the Board, he is unavailable for work as required by the dispatch procedures on three occasions within a six month period, unless satisfactory reason is given, provided, however, that should the employee show a satisfactory reason for his unavailability for work, the Company shall not be precluded from disciplining the employee for an attendance deficiency if such exists.

           (7) He has been on layoff letter from the Company for more than three (3) years. However, any employee who works a total of twenty (20) cumulative days within any twelve (12) month period from his date of layoff shall be entitled to an additional three (3) year layoff period from the last day he works.

           (8) An employee who loses his seniority pursuant to paragraphs (3), (4), (5), (6), or (7) above will be notified by certified mail, copy to the local Union representative, of the specific paragraph under which such action was taken. The employee may within thirty (30) days from the date of such notice, by certified mail to the appropriate manager for Materials Management, copy to his local Union representative, request a hearing regarding his termination. Such hearing will be held no later than ten (10) days after receipt of the employee's request, and a written decision either sustaining the employee's discharge or reinstating his seniority will be issued within seven (7) days after the close of the hearing, unless the Company and the Union agree to extend these time limits. If the aforementioned decision is not satisfactory, then appeal may be made in accordance with the procedure prescribed in Article XV, Step 2.

     (e)   Reduction and Increase in Working Force

           (1) All reductions in force shall be effected in the inverse order of seniority, and shall be confirmed in writing.

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




           (2) Restoration of forces shall be effected by seniority based upon the current seniority roster. However, if, as a result of an employee's failure to timely respond to a recall notice, as required above, the Company recalls another employee in his place who has less seniority, and the originally recalled employee is not terminated, then the Company shall have no obligation to displace the subsequently recalled employee to the benefit of the first recalled employee.

     (f) Any employee returning from the military service shall be entitled to full seniority exercise and the employee displaced will be the least senior employee.

     (g) Seniority lists, corrected on December 1 and June 1, shall be prepared by the Company, and furnished to the Business Agent for the Union, and shall be posted on bulletin boards by January 1 and July 1 each year. Errors of omission and typographical errors will be corrected currently with a copy furnished the Business Agent.

     (1) All seniority lists shall be open to protest for a period of fifteen (15) days from date of posting, but if the seniority date on a list is not protested within the prescribed time limit after the initial appearance of a name on a list, such date shall stand as correct and official on all subsequent lists. Any employee on leave, on special assignment, in laid-off status, on vacation, or on sick or injured absence at the time of posting shall have a period of fifteen (15) days from the date of his return to service to file a protest. The Company shall thereafter post any revisions in the list, and any adjustment or failure to make an adjustment with which an employee or the Union may be dissatisfied shall be handled as a grievance in accordance with the provisions of
           Article XV upon request of the party filing the protest or an employee affected by any adjustment made. The filing of the grievance must be made within seven (7) days after the posting of the revisions, and any employee on leave, on special assignment, in a laid-off status, on vacation, or on sick or injured absence at the time of posting such revisions shall have a period of seven (7) days from the date of his return to service to file such grievance.

     (2) Regardless of other provisions of this Agreement to the contrary, when the Company and the Union mutually agree that a seniority list should be changed to comply with the provisions of this Agreement, or when it has been established through the grievance procedure that a list should be changed, such change will be posted currently. It is understood that any resulting adjustment in the list shall not create any liability to the Company or the Union.

                               ARTICLE XIX

                                Jury Duty

An employee unavailable for work as a result of serving as a juror or having been subpoenaed to serve as a trial witness shall receive pay equivalent to that which he would have received had he been available for work, less any fee he received for such service. The employee shall notify the

Company as soon as is practicable that he has been called for jury duty or subpoenaed as a trial witness, and the dates thereof, and further shall notify the Company immediately when he has been released from such obligation.

                                ARTICLE XX

                              Savings Clause

Should any part or provision of this Agreement be rendered invalid by reason of any existing or subsequently enacted legislation, such invalidation of any part or provision of this Agreement shall not invalidate the remaining portions thereof, and they shall remain in full force and effect.


                               ARTICLE XXI

                       Health and Welfare Benefits

Effective April 1, 1998, contributions , as set forth on page 35 must be made to the Central States, Southeast and Southwest Areas Health and Welfare Fund, or other applicable fund, for each week in which a regular employee works or is compensated at least two (2) days or tours of duty in the contribution week. For regular employees who work or are compensated one (1) day or tour of duty in the contribution week, the contribution rate will be $34.00. This provision shall only apply to regular employees covered by this Agreement who have been on the payroll thirty (30) days or more.

If an employee is absent because of illness or off-the-job injury and notifies the Employer of such absence, the Employer shall continue to make the required full weekly contributions for a period of four (4) weeks beginning with the first week after contributions for active employment cease.

If an employee is injured on the Job, the Employer shall continue to pay the required full weekly contributions until such employee returns to work; however, such contributions shall not be for a period of more than twelve (12) months beginning with the first week after contributions for active employment cease.

If an employee is granted a leave of absence, the Employer shall collect from said employee, prior to the leave of absence being effective, sufficient monies to pay the required full weekly contributions into the Health and Welfare Fund during the period of absence.

The Employer shall pay the full weekly health and welfare contribution for any active employee on the seniority list who is available for work the entire contribution week.

Disputes or questions of interpretation concerning requirement to make contributions on behalf of particular employees or classifications of employees shall be submitted directly to the Conference Joint Area Committee by either the Employer, the Local Union, or the Trustees. In the event of such referral, the Employer shall not be deemed to be delinquent, while the matter is being considered, but if the Conference Joint Area Committee, by majority vote, determines that contributions are required, the Employer shall pay to the Trust Fund the amounts due together with any other charges uniformly applicable to past due contributions. The Conference Joint Area Committee may also determine whether the Employer's claim was bona fide.


                               ARTICLE XXII

                                 Pensions

Effective April 1, 1998, the Employer shall contribute as set forth on page 35 to the Central States, Southeast and Southwest Areas Pension Fund for each regular employee covered by this Agreement who has been on the payroll thirty (30) days or more.

If an employee is absent because of illness or off-the-job injury and notifies the Employer of such absences the Employer shall, beginning with the first week after contributions for active employment cease, continue to make the required contributions for a period of four (4) weeks.

If an employee is injured on the job, the Employer shall, beginning with the first week after contributions for active employment cease, continue to pay the required contributions until such employee returns to work; however, such contributions shall not be paid for a period of more than twelve (12) months.

If an employee is granted a leave of absence, the Employer shall collect from said employee, prior to the leave of absence being effective, sufficient monies to pay the required contributions into the Pension Fund during the period of absence.

The payment of the pension contribution for days available only applies to active employees on the seniority list who are available for work the entire contribution week.

Disputes or questions of interpretation concerning the requirement to make contributions on behalf of particular employees or classifications of employees shall be submitted directly to the Conference Joint Area Committee by either the Employer, the Local Union, or the Trustees. in the event of such referral, the Employer shall not be deemed to be delinquent while the matter is being considered, but if the Conference Joint Area Committee, by majority votes determines that contributions are required, the Employer shall pay to the Trust Fund the amounts due together with any other charges uniformly applicable to past due contributions. The Conference Joint Area committee may also determine whether the Employer's claim was bona fide.

                              ARTICLE XXIII

                              Paid-for-Time

     (a) Drivers can be released at an outside station and lay over one time per trip. After being released, first 12 hours will be without pay, 8 hours with pay, 10 hours without pay, 8 hours with pay, 10 hours without pay. At this point all time will be paid until departure from station. A minimum guarantee of 2 hours will be paid on layovers.

     (b) Breakdown delays: Drivers on breakdown delay will be paid for the first 8 hours, with the next 16 hours free. All time spent with equipment is to be paid; this is in addition to the first 8 hours paid.

     (c) Impassable highways and delays due to inclement weather or other Acts of God: First 8 hours will be paid, next 16 hours free. Time spent with equipment will be paid; this is in addition to the first 8 hours paid.

     (d) Meal allowance on layovers will be $7.50 each time drivers are held beyond the 17 hours of first layover and after the next 10 hours on a subsequent layover. When on layover on Sunday and holidays, there will be a meal allowance of $7.50 every five hours except for the third meal in that 24 hour period, which will be a $9.00 meal allowance. No more than 3 meals will be reimbursed during any 24 hour period.





                               ARTICLE XXIV

                                 Duration

This agreement shall become effective on the date of signing except as provided herein, and shall continue in full force and effect until April 1, 2003, and thereafter unless written notice of intended change is served in accordance with Section 6, Title 1, of the railway Labor Act, as amended, by either party hereto two (2) months, sixty (60) days, prior to April 1, 2003 and/or any thirty (30) day period after April 1, 2003.

Signed this __________________day of __________________________ 1998.



FOR TRANS WORLD AIRLINES, INC.      FOR INTERNATIONAL BROTHERHOOD
                                    OF TEAMSTERS, LOCAL Union #4.1

______________________________       ______________________________

______________________________      _______________________________

______________________________      _______________________________

______________________________      _______________________________

                                               SCHEDULE "A" - WAGES
                                             (Hired Prior to 4/1/98)

                                         Mileage and Hourly Rate of Pay

Mileage Rate         10/1/98         1/1/99         4/1/99        4/1/00         4/1/01      4/1/02
   Single Man           .36            .38           38.5            .39           39.5         .40
   Double Man           .20            .21           21.5            .22           22.5         .23

   Hourly Rate       $14.00             --             --         $14.30         $14.55      $14.85


                                               SCHEDULE "B" WAGES
                                              (Hired After 4/1/98)

   Single Man           .33            .35           36.5            .37           37.5         .38
   Double Man           .17            .18           18.5            .19           19.5         .20

   Hourly Rate       $14.00             --             --         $14.30         $14.55      $14.85


                                                   NEW HIRES
                                              (Hired After 4/1/98)

   Single Man           .28             --             .29           .30            .31         .32
   Double Man           .14             --           14.5            .15            .16         .17

   Hourly Rate       $11.00             --          $11.15            --             --          --

HOSTLER CLASSIFICATION
                     $14.75             --             --         $15.--         $15.35      $15.65

New hire employees shall be paid at the applicable new hire wage rate for a period of six months of continuous employment with the Company. After completion of this six month period, employees will be paid at the applicable "B" wage rate. After completion of 30 months of employment at the "B" wage rate, employees will be paid at the applicable "A" wage rate.

All wage rates are effective October 1, 1998.

$800 per employee signing bonus.

                              July 27, 1997

Mr. C. B. "Doc" Conder
Business Agent
Teamsters Local 41
4501 Van Brunt Extension
Kansas City, MO  64130

                              RE:  Single Man Trip - Lodging

Dear Mr.  Conder:

This is to clarify the parties agreement concerning layovers for drivers operating a single-man trip. As committed during our negotiations for a new collective bargaining agreement, in addition to any other expenses that the Company is required to pay, the Company will pay the reasonable and actual costs of lodging for a driver required to incur such an expense. The Company reserves the right to assign the hotel/motel to be utilized, and all affected drivers are required to use their best efforts to obtain the most economical satisfactory lodging when no such assignment has been made.

                              Very truly yours,

                              /s/ James R. Cato

                              James R. Cato
                              Director
                              Labor Relations, Ground

Agreed and Accepted

/a/ C. B. Conder

C. B. Conder
August 11, 1987

                              April 1, 1998





Mr. Ron Stephens
Business Agent
Teamsters Local Union No. 41
6501 Van Brunt Boulevard
Kansas City, MO  64130

                              RE: 1998 TWA-IBT Negotiations


Dear Mr. Stephens:

This will confirm our agreement reached during the 1998 negotiations regarding to having a Hostler on Duty at all times during the regular work week. It has been agreed that when the Hostler (Bid position) is used as an over-the-road driver during the regular work week a replacement Hostler not required unless the work requirements of the operation require a replacement Hostler. These requirements will be determined by the Company and shall exclude loading of the pm shuttle.



                              Very Truly Yours,



                              Philip Whitcomb
                              VP Labor Relations
Agreed and Accepted:

___________________________
Ron Stephens

               CENTRAL STATES
    HEALTH AND WELFARE AND PENSION RATES



              Health and Welfare

     4/1/1998            159.70 per week
     4/1/1999            159.70 per week
     4/1/2000            167.70 per week
     4/1/2001            175.70 per week
     5/1/2002            applicable rate


                   Pension

     4/1/1998            124.00 per week
     4/1/1999            136.00 per week
     4/1/2000            150.00 per week
     4/1/2001            158.00 per week
     4/1/2002            160.00 per week